Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S1, Amendment 3  is a part, of the report dated January 29, 2012 relative to the financial statements of CH REAL ESTATE II, INC., as of December 31, 2011 and 2010 and for the period June 29, 2010 (date of inception) through December 31, 2011.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

November 28, 2012